Exhibit 99.1

PRESS RELEASE

For Immediate Release: April 15, 2004

Contact:

Ronnie Lyon

Phone: 903-813-0377

rlyon@caprockenergy.com

Cap Rock Energy Corporation Announces David W. Pruitt’s Rule 10b5-1 Trading Plan

Cap Rock Energy today announced that David W. Pruitt, Co-Chairman/President/CEO entered into a Rule 10b5-1 Trading Plan on April 13, 2004, relating to the sale of approximately 17, 500 shares during the period commencing July 2, 2004, and ending December 31, 2004.  Pursuant to the plan UBS Financial Services, Inc., an independent brokerage firm, will sale the shares at various times and prices during the period. The purpose of the sell is to pay the income taxes on restricted shares vesting on July 1, 2004.  Following this sale, Mr. Pruitt will continue to hold 108,588 shares of Cap Rock Energy common stock.

SEC Rule 10b5-1 allows insiders to implement a written plan to sell stock when they are not in possession of material non-public information and continue to sell shares on a regular basis even if they later receive such information.

Cap Rock Energy provides electric distribution services to over 35,000 meters in 28 counties in Texas.  Its corporate office is located in Midland, Texas, with service divisions in Stanton, Colorado City, Brady and Celeste, Texas.  The Company also provides management services to the Farmersville Municipal Electric System.  The Company’s predecessor, Cap Rock Electric Cooperative, Inc., was incorporated as an electric cooperative in the State of Texas in 1939.  Cap Rock Energy Corporation is the first electric cooperative to convert to a publicly held corporation and the first electric utility to become a public company in over 60 years.

All statements, other than statements of historical fact included in this news release are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any such forward looking statements involve risks and uncertainties and actual results, performance or achievements of Cap Rock Energy may be different from those expressed or implied in the forward looking statements.